Theravance Reports Second Quarter 2014 Financial Results

Announces Cash Dividend of $0.25 per Share Payable to Stockholders of Record as of August 28, 2014

Theravance to Host Conference Call and Webcast Today at 5:30 p.m. EDT

SOUTH SAN FRANCISCO, CA -- (Marketwired - August 06, 2014) - Theravance, Inc. (NASDAQ: THRX) today reported financial results for the quarter ended June 30, 2014 and announced that its Board of Directors approved a $0.25 per share cash dividend to be paid on September 18, 2014 to stockholders of record as of the close of business on August 28, 2014. Royalties earned in the second quarter of 2014 were $3.3 million, which were partially offset by amortization of intangible assets of $2.6 million resulting in net royalty revenues of approximately $0.7 million from Glaxo Group Limited (GSK) related to net sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA® from GSK. Net loss for the second quarter of 2014 was $63.6 million or $0.57 per diluted share. Cash and cash equivalents, short-term investments, marketable securities and current restricted cash totaled $383.1 million as of June 30, 2014.

"The successful completion of the separation of Theravance Biopharma from Theravance during the second quarter of 2014 was a major milestone for the company that we believe will create substantial value for our stockholders," said Rick E Winningham, Chief Executive Officer. "We also saw significant progress this quarter with our respiratory programs partnered with GSK including the ongoing global launches of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, the submission of the sNDA for FF/VI in asthma to the FDA, and positive Phase 3b results with the 'open triple' combination of RELVAR®/BREO® ELLIPTA® with UMEC monotherapy for the treatment of chronic obstructive pulmonary disease. Looking forward, we believe that there will be significant revenue growth opportunities as products from our partnered respiratory programs become available across the globe."

Program Highlights - Respiratory Programs Partnered with GlaxoSmithKline plc

RELVAR®/BREO® ELLIPTA® (fluticasone furoate/vilanterol "FF/VI")

RELVAR®/BREO® ELLIPTA® product sales by GSK in the second quarter of 2014 were $18.2 million.

RELVAR®/BREO® ELLIPTA® has been approved in 46 countries for marketing and has been launched in 19 countries, including the U.S., Canada, Japan and U.K., as of July 30, 2014.

In early August 2014, the two largest Pharmacy Benefit Managers (PBMs) in the U.S., Express Scripts and CVS Caremark, announced important product updates to their commercial formularies. CVS Caremark will move BREO® ELLIPTA® from its current non-formulary position to a Tier 3 unrestricted position effective January 1, 2015. Express Scripts will move BREO® ELLIPTA® from its current Tier 3 position on the Basic Formulary to a preferred, Tier 2 unrestricted position effective January 1, 2015.

In June 2014, GSK and Theravance announced the submission of a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for a fixed dose combination of fluticasone furoate (FF)/vilanterol (VI) as a once-daily treatment for asthma in patients aged 12 years and older, with the brand name of BREO® ELLIPTA®. GSK is seeking approval of two dose regimens, 100/25mcg and 200/25mcg, administered once daily using the ELLIPTA® dry powder inhaler.

ANORO® ELLIPTA® (umeclidinium bromide/vilanterol, UMEC/VI)

ANORO® ELLIPTA® product sales by GSK in the second quarter of 2014 were $8.2 million, which includes initial stocking of the U.S. wholesaler channel.

ANORO® ELLIPTA® has been approved in 39 countries for marketing and has been launched in 5 countries, including the U.S., Canada, U.K. and Germany, as of July 30, 2014.

In early August 2014, U.S. Pharmacy Benefit Managers (PBMs), Express Scripts and CVS Caremark, announced important product updates to their commercial formularies. CVS Caremark will move ANORO® ELLIPTA® from its current Tier 3, non-preferred position to a preferred, Tier 2 unrestricted position effective October 1, 2014. Express Scripts has moved ANORO® ELLIPTA® from its current Tier 3, non-preferred position to a preferred, Tier 2 unrestricted position on the National Preferred Formulary and Basic Formulary effective August 1, 2014.

Triple Therapy

'Open Triple' Combination

In June 2014, GSK and Theravance announced positive results from two Phase 3b studies, which showed that patients with COPD who received 'open triple' therapy, consisting of an anticholinergic, GSK's INCRUSE™ ELLIPTA® (UMEC 62.5mcg), or UMEC 125mcg (an unlicensed dose) in addition to RELVAR®/BREO® ELLIPTA® (100/25mcg), achieved an additional improvement in lung function (FEV1) compared to patients receiving FF/VI plus placebo. The studies showed that for the primary endpoint of trough FEV1 at Day 85, the addition of UMEC 62.5mcg or UMEC 125mcg to FF/VI 100/25mcg resulted in a statistically significant improvement in lung function when compared with FF/VI 100/25mcg plus placebo in patients with COPD. The most frequently reported adverse events across these studies (greater than or equal to 3% in any treatment group) were headache, nasopharyngitis, back pain, dysgeusia (an abnormal taste or change in taste), cough, diarrhea and influenza. To review the full press release, UMEC added to RELVAR® data.

'Closed Triple' Combination

In July 2014, GSK and Theravance announced the start of a global Phase 3 study, known as IMPACT (InforMing the PAthway of COPD Treatment), to evaluate the efficacy and safety of the 'closed triple' combination of FF/UMEC/VI in patients with COPD. IMPACT is the first pivotal Phase 3 study in a program to evaluate a once-daily 'closed triple' combination treatment of an ICS, a LAMA and a LABA in patients with COPD. The IMPACT study will enroll approximately 10,000 patients and assess whether the combination of FF, UMEC and VI, all delivered in the ELLIPTA® inhaler, can reduce the annual rate of moderate and severe exacerbations compared with two approved once daily COPD treatments, RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®.

Combination MABA/ICS

GSK961081 ('081) is an investigational, single molecule bifunctional bronchodilator discovered by Theravance with both muscarinic antagonist and beta2 receptor agonist (MABA) activities. Preclinical Phase 3-enabling studies and a Phase 1 study with healthy volunteers of the MABA/ICS combination '081/FF are ongoing to explore its potential as a once-daily medicine delivered in the ELLIPTA® inhaler.

Corporate Highlights

Separation of Theravance, Inc. and Theravance Biopharma, Inc.

In April 2013, Theravance announced that it would separate its late-stage partnered respiratory assets from its biopharmaceutical research and development (R&D) operations and create two companies, Theravance, Inc., the royalty management company, and Theravance Biopharma, Inc., the R&D company, with the goal of unlocking value and facilitating capital returns to stockholders. This strategic separation was completed on June 2, 2014. The separation has created two independent, publicly traded companies with different business models, enabling investors to align their investment philosophies with the strategic opportunities and financial objectives of the two independent enterprises.

Declaration of Cash Dividend

Theravance's Board of Directors declared a $0.25 per share dividend for the third quarter of 2014. The dividend will be paid on September 18, 2014 to all stockholders of record as of the close of business on August 28, 2014.

Management Team Update

In June 2014, Theravance announced the appointment of George B. Abercrombie, Senior Vice President, Corporate Partnerships, Commercial. In July 2014, the company also announced the appointment of Theodore J. Witek, Jr. as Senior Vice President, Corporate Partnerships, Clinical and Medical Affairs. Mr. Abercrombie and Dr. Witek will be responsible for working closely with Theravance's partners to achieve optimal results from the assets shared by the companies. Mr. Abercrombie will be focused on the global launches of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, and ongoing development activities with other respiratory programs partnered with GSK. Dr. Witek will be focused on the further development of the respiratory programs partnered with GSK, including RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, the combination of FF/UMEC/VI and the MABA monotherapy and combination programs.

Financial Results for the Second Quarter Ended June 30, 2014

Revenue

Total net revenue for the second quarter 2014 was $0.9 million. Royalties earned during the second quarter included $2.7 million from net sales of RELVAR®/BREO® ELLIPTA® and $0.5 million from net sales of ANORO® ELLIPTA®, which were partially offset by $2.6 million amortization of intangible assets.

Research and Development

Research and development expenses for the second quarter of 2014 were $2.1 million compared with $2.4 million for the same period in 2013. The decrease in the second quarter over the same period last year was primarily due to lower external research and development costs partially offset by higher stock compensation expense related to the achievement of certain performance conditions under a special long-term retention and incentive equity and cash bonus awarded to certain employees in 2011. Total research and development stock-based compensation expense for the second quarter of 2014 was $0.5 million, compared with $0.2 million for the same period in 2013.

General and Administrative

General and administrative expenses for the second quarter of 2014 were $8.6 million compared with $5.8 million for the same period in 2013. The increase in the second quarter over the same period last year was primarily due to higher stock compensation expense and cash compensation expense related to the achievement of certain performance conditions under a special long-term retention and incentive equity and cash bonus awarded to certain employees in 2011. Total general and administrative stock-based compensation expense for the second quarter of 2014 was $3.1 million compared with $2.0 million for the same period in 2013.

Cash and Cash Equivalents, Short-Term Investments, Marketable Securities and Current Restricted Cash

Cash, cash equivalents, short-term investments, marketable securities and current restricted cash totaled $383.1 million as of June 30, 2014, a decrease of $137.4 million from December 31, 2013 primarily due to the initial cash contribution to Theravance Biopharma in connection with the separation, registration and launch-related milestone payments to GSK of $100.0 million and cash used in operations of $105.0 million. These outflows were partially offset by net proceeds of $434.7 million from the issuance of our non-recourse notes due 2029 and net proceeds of $23.8 million received from issuances of our common stock.

Conference Call and Webcast Information

As previously announced, Theravance has scheduled a conference call and webcast to discuss this announcement beginning at 5:30 p.m. Eastern Daylight Time today. To participate in the live call by telephone, please dial (877) 837-3908 from the U.S., or (973) 890-8166 for international callers. Those interested in listening to the conference call live via the Internet may do so by visiting Theravance's web site at www.thrxinc.com. To listen to the live call via the Internet, please go to the web site 15 minutes prior to its start to register, download, and install any necessary audio software.

A replay of the conference call will be available on Theravance's web site for 30 days through September 5, 2014. An audio replay will also be available through 11:59 p.m. Eastern Daylight Time on August 13, 2014 by dialing (855) 859-2056 from the U.S., or (404) 537-3406 for international callers, and entering confirmation 81497803.

About Theravance

Theravance, Inc. is focused on maximizing the potential value of the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, with the intention of providing capital returns to stockholders. Under the Long-Acting Beta2 Agonist (LABA) Collaboration Agreement with GSK, Theravance is eligible to receive the associated royalty revenues from RELVAR®/BREO® ELLIPTA® (fluticasone furoate/vilanterol, "FF/VI"), ANORO® ELLIPTA® (umeclidinium bromide/vilanterol, "UMEC/VI") and if approved and commercialized, VI monotherapy. Theravance is also entitled to a 15% economic interest in any future payments made by GSK under agreements entered into prior to the spin-off of Theravance Biopharma, and since assigned to Theravance Respiratory Company, LLC, relating to the combination of UMEC/VI/FF and the Bifunctional Muscarinic Antagonist-Beta2 Agonist (MABA) program, as monotherapy and in combination with other therapeutically active components, such as an inhaled corticosteroid, and any other product or combination of products that may be discovered and developed in the future under these agreements with GSK (other than RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA® and VI monotherapy). For more information, please visit Theravance's web site at www.thrxinc.com.

RELVAR®, BREO®, ANORO®, ELLIPTA® and INCRUSE™ are trademarks of the GlaxoSmithKline group of companies.

BREO® ELLIPTA® Important Safety Information (U.S.)

The following ISI is based on the Highlights section of the U.S. Prescribing Information for BREO® ELLIPTA®. Please consult the full Prescribing Information for all the labeled safety information for BREO® ELLIPTA®.

Long-acting beta2-adrenergic agonists (LABAs), such as vilanterol, one of the active ingredients in BREO® ELLIPTA®, increase the risk of asthma-related death. A placebo-controlled trial with another LABA (salmeterol) showed an increase in asthma-related deaths in subjects receiving salmeterol. This finding with salmeterol is considered a class effect of all LABAs, including vilanterol. The safety and efficacy of BREO® ELLIPTA® in patients with asthma have not been established. BREO® ELLIPTA® is not indicated for the treatment of asthma.

BREO® ELLIPTA® is contraindicated in patients with severe hypersensitivity to milk proteins or who have demonstrated hypersensitivity to either fluticasone furoate, vilanterol, or any of the excipients.

BREO® ELLIPTA® should not be initiated in patients during rapidly deteriorating or potentially life-threatening episodes of COPD, or as rescue therapy for the treatment of acute episodes of bronchospasm. Acute symptoms should be treated with an inhaled, short-acting beta2-agonist.

BREO® ELLIPTA® should not be used more often than recommended, at higher doses than recommended, or in conjunction with other medications containing LABAs, as an overdose may result.

Oropharyngeal candidiasis has occurred in patients treated with BREO® ELLIPTA®. Patients should rinse their mouth with water without swallowing after inhalation to help reduce this risk.

An increase in the incidence of pneumonia has been observed in subjects with COPD receiving the fluticasone furoate/vilanterol combination, including BREO® ELLIPTA® 100 mcg/25 mcg, in clinical trials. There was also an increased incidence of pneumonias resulting in hospitalization. In some incidences these pneumonia events were fatal.

Patients who use corticosteroids are at risk for potential worsening of existing tuberculosis; fungal, bacterial, viral, or parasitic infections; or ocular herpes simplex. A more serious or even fatal course of chickenpox or measles may occur in susceptible patients.

Particular care is needed for patients who have been transferred from systemically active corticosteroids to inhaled corticosteroids because deaths due to adrenal insufficiency have occurred in patients with asthma during and after transfer from systemic corticosteroids to less systemically available inhaled corticosteroids.

Hypercorticism and adrenal suppression may occur with very high dosages or at the regular dosage of inhaled corticosteroids in susceptible individuals.

Caution should be exercised when considering the coadministration of BREO® ELLIPTA® with long-term ketoconazole and other known strong CYP3A4 inhibitors because increased systemic corticosteroid and cardiovascular adverse effects may occur.

As with other inhaled medicines, BREO® ELLIPTA® can produce paradoxical bronchospasm which may be life-threatening. Vilanterol, the LABA in BREO® ELLIPTA®, can produce clinically significant cardiovascular effects in some patients as measured by increases in pulse rate, systolic or diastolic blood pressure, and also cardiac arrhythmias. Decreases in bone mineral density have been observed with long-term administration of products containing inhaled corticosteroids, as have glaucoma, increased intraocular pressure, and cataracts.

BREO® ELLIPTA® should be used with caution in patients with convulsive disorders, thyrotoxicosis, diabetes mellitus, ketoacidosis, and in patients who are unusually responsive to sympathomimetic amines.

Beta-adrenergic agonist medicines may produce significant hypokalemia in some patients. Beta-adrenergic agonist medicines may produce transient hyperglycemia in some patients.

The most common adverse reactions ( ≥ 3% and more common than in placebo) reported in two 6-month clinical trials with BREO® ELLIPTA® (and placebo) were nasopharyngitis, 9% (8%); upper respiratory tract infection, 7% (3%); headache, 7% (5%); and oral candidiasis, 5% (2%). In addition to the events reported in the 6-month studies, adverse reactions occurring in ≥3% of the subjects treated with BREO® ELLIPTA® in two 1-year studies included COPD, back pain, pneumonia, bronchitis, sinusitis, cough, oropharyngeal pain, arthralgia, hypertension, influenza, pharyngitis, diarrhea, peripheral edema, and pyrexia.

BREO® ELLIPTA® is the proprietary name in the U.S., Canada and Australia for the once-daily combination medicine of an inhaled corticosteroid (ICS), FF, and a long-acting beta2-agonist (LABA), VI (FF/VI), administered using the ELLIPTA® dry powder inhaler (DPI). RELVAR® ELLIPTA® is the proprietary name for FF/VI outside of the U.S., Canada and Australia.

ANORO® ELLIPTA® Important Safety Information (U.S.)

The following Important Safety Information (ISI) is based on the Highlights section of the Prescribing Information for ANORO® ELLIPTA®. Please consult the full Prescribing Information for all the labeled safety information for ANORO® ELLIPTA®.

Long-acting beta2-adrenergic agonists (LABAs), such as vilanterol, one of the active ingredients in ANORO® ELLIPTA®, increase the risk of asthma-related death. A placebo-controlled trial with another LABA (salmeterol) showed an increase in asthma-related deaths in subjects receiving salmeterol. This finding with salmeterol is considered a class effect of all LABAs, including vilanterol. The safety and efficacy of ANORO® ELLIPTA® in patients with asthma have not been established. ANORO® ELLIPTA® is not indicated for the treatment of asthma.

ANORO® ELLIPTA® is contraindicated in patients with severe hypersensitivity to milk proteins or who have demonstrated hypersensitivity to either umeclidinium, vilanterol, or any of the other ingredients.

ANORO® ELLIPTA® should not be initiated in patients during rapidly deteriorating or potentially life-threatening episodes of COPD, or as rescue therapy for the treatment of acute episodes of bronchospasm, which should be treated with an inhaled, short-acting beta2-agonist.

ANORO® ELLIPTA® should not be used more often than recommended, at higher doses than recommended, or in conjunction with additional medicine containing a LABA, as an overdose may result.

ANORO® ELLIPTA® should be used with caution when considering coadministration with long-term ketoconazole and other known strong cytochrome P450 3A4 inhibitors because increased cardiovascular adverse effects may occur.

As with other inhaled medicines, ANORO® ELLIPTA® can produce paradoxical bronchospasm, which may be life-threatening.

ANORO® ELLIPTA® should be used with caution in patients with cardiovascular disorders, especially coronary insufficiency, cardiac arrhythmias, and hypertension.

ANORO® ELLIPTA® should be used with caution in patients with convulsive disorders, thyrotoxicosis, diabetes mellitus, ketoacidosis, and in patients who are unusually responsive to sympathomimetic amines.

ANORO® ELLIPTA® should be used with caution in patients with narrow-angle glaucoma. Instruct patients to contact a physician immediately should any signs or symptoms of narrow-angle glaucoma occur.

ANORO® ELLIPTA® should be used with caution in patients with urinary retention, especially in patients with prostatic hyperplasia or bladder neck obstruction. Instruct patients to contact a physician immediately should any signs or symptoms of urinary retention occur.

Beta-adrenergic agonist medicines may produce significant hypokalemia and transient hyperglycemia in some patients.

The most common adverse reactions (incidence ≥ 1% and more common than placebo) reported in four 6-month clinical trials with ANORO® ELLIPTA® (and placebo) were pharyngitis, 2% ( < 1%); sinusitis 1% ( < 1%); lower respiratory tract infection, 1% ( < 1%); constipation, 1% ( < 1%); diarrhea, 2% (1%); pain in extremity 2% (1%); muscle spasms, 1% ( < 1%); neck pain, 1% ( < 1%); and chest pain 1% ( < 1%). In addition to the 6-month efficacy trials with ANORO® ELLIPTA®, a 12-month trial evaluated the safety of umeclidinium/vilanterol 125 mcg/25 mcg in subjects with COPD. Adverse reactions (incidence ≥ 1% and more common than placebo) in subjects receiving umeclidinium/vilanterol 125 mcg/25 mcg were: headache, back pain, sinusitis, cough, urinary tract infection, arthralgia, nausea, vertigo, abdominal pain, pleuritic pain, viral respiratory tract infection, toothache, and diabetes mellitus.

Use of beta2-agonists, such as vilanterol should be administered with extreme caution to patients being treated with monoamine oxidase inhibitors, tricyclic antidepressants, or drugs known to prolong the QTc interval or within 2 weeks of discontinuation of such agents, because the effect of adrenergic agonists on the cardiovascular system may be potentiated.

Use beta-blockers with caution as they not only block the pulmonary effect of beta-agonists, such as vilanterol, but may produce severe bronchospasm in patients with COPD.

Use with caution in patients taking non-potassium-sparing diuretics, as electrocardiographic changes and/or hypokalemia associated with non-potassium-sparing diuretics may worsen with concomitant beta-agonists.

Avoid co-administration of ANORO® ELLIPTA® with other anticholinergic-containing drugs as this may lead to an increase in anticholinergic adverse effects such as cardiovascular effects, worsening of narrow-angle glaucoma, and worsening of urinary retention.

ANORO® ELLIPTA® is the proprietary name in the U.S., Canada, Japan and Australia for UMEC/VI and ANORO® is the proprietary name in Europe. ANORO® is a once-daily combination treatment comprising two bronchodilators, UMEC, a long-acting muscarinic antagonist (LAMA), and VI, a LABA, in a single inhaler, the ELLIPTA®.

Full U.S. prescribing information is available at us.gsk.com or INCRUSE™ ELLIPTA®.

Forward Looking Statements

This press release contains and the conference call will contain certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks, uncertainties and assumptions. Examples of such statements include statements relating to: the strategies, plans and objectives of the company, the timing, manner, amount and planned growth of anticipated potential capital returns to stockholders (including without limitation statements, expectations of future cash dividend growth and the potential for future share repurchases), the status and timing of clinical studies, data analysis and communication of results, the potential benefits and mechanisms of action of product candidates, expectations for product candidates through development and commercialization, the timing of seeking regulatory approval of product candidates, and projections of revenue, expenses and other financial items. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and the conference call and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: the disruption of operations during the transition period following the spin-off, including the diversion of managements' and employees' attention, disruption of relationships with collaborators and increased employee turnover, lower than expected future royalty revenue from respiratory products partnered with GSK, delays or difficulties in commencing or completing clinical studies, the potential that results from clinical or non-clinical studies indicate product candidates are unsafe or ineffective, dependence on third parties to conduct its clinical studies, delays or failure to achieve and maintain regulatory approvals for product candidates, and risks of collaborating with third parties to discover, develop and commercialize products. Other risks affecting Theravance are described under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Theravance's Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 filed with the Securities and Exchange Commission (SEC) on May 7, 2014. Additional information will also be set forth in those sections of Theravance's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which will be filed with the SEC in the third quarter of 2014. In addition to the risks described above and in Theravance's other filings with the SEC, other unknown or unpredictable factors also could affect Theravance's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

(THRX-F)

                              THERAVANCE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2014       2013       2014       2013
                                 ---------  ---------  ---------  ---------
                                      (unaudited)           (unaudited)
Revenue:
  Net royalty revenue            $     663  $       -  $    (387) $       -
  Net revenue from collaborative
   arrangements from a related
   party                               271      1,322        541      2,644
                                 ---------  ---------  ---------  ---------
    Total net revenue (1)              934      1,322        154      2,644

Operating expenses:
  Research and development (2)       2,125      2,412      4,812      4,451
  General and administrative (2)     8,603      5,808     19,859     11,864
                                 ---------  ---------  ---------  ---------
    Total operating expenses        10,728      8,220     24,671     16,315
                                 ---------  ---------  ---------  ---------

Loss from operations                (9,794)    (6,898)   (24,517)   (13,671)

Other income (expense), net             83      8,192         80      6,770
Interest income                        165        190        353        375
Interest expense                   (10,327)    (3,025)   (11,971)    (5,761)
                                 ---------  ---------  ---------  ---------
    Loss from continuing
     operations before income
     taxes                         (19,873)    (1,541)   (36,055)   (12,287)
Income tax expense                    (278)         -       (278)         -
                                 ---------  ---------  ---------  ---------
    Loss from continuing
     operations, net of tax        (20,151)    (1,541)   (36,333)   (12,287)

                                 ---------  ---------  ---------  ---------
    Loss from discontinued
     operations                    (43,413)   (34,888)   (94,934)   (61,502)
                                 ---------  ---------  ---------  ---------

Net loss                         $ (63,564) $ (36,429) $(131,267) $ (73,789)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share:
  Continuing operations, net of
   tax                           $   (0.18) $   (0.02) $   (0.33) $   (0.13)
  Discontinued operations            (0.39)     (0.35)     (0.86)     (0.63)
                                 ---------  ---------  ---------  ---------
      Basic and diluted net loss
       per share                 $   (0.57) $   (0.37) $   (1.19) $   (0.76)
                                 =========  =========  =========  =========

Shares used to compute basic and
 diluted net loss per share        110,974     97,603    110,419     96,964
                                 =========  =========  =========  =========

(1) Net revenue is comprised of the following (in thousands):

                                    Three Months Ended    Six Months Ended
                                         June 30,             June 30,
                                   -------------------- --------------------
                                      2014       2013      2014       2013
                                   ---------  --------- ---------  ---------
                                        (unaudited)          (unaudited)

Royalty revenue                    $   3,261  $       - $   3,991  $       -
Amortization of intangible assets     (2,598)         -    (4,378)         -
                                   ---------  --------- ---------  ---------
  Net royalty revenue                    663  $       - $    (387)         -
LABA collaboration                         -        907         -      1,814
Strategic alliance - MABA program
 license                                 271        415       541        830
                                   ---------  --------- ---------  ---------
  Total net revenue from GSK       $     934  $   1,322 $     154  $   2,644
                                   =========  ========= =========  =========

(2) Amounts include stock-based compensation expense for the three months ended June 30 as follows (in thousands):

                                      Three Months Ended   Six Months Ended
                                           June 30,            June 30,
                                     ------------------- -------------------
                                        2014      2013      2014      2013
                                     --------- --------- --------- ---------
                                         (unaudited)         (unaudited)

Research and development             $     514 $     198 $   1,232 $     307
General and administrative               3,081     1,970     8,420     3,595
Discontinued operations                  4,152     4,994    11,629     9,355
                                     --------- --------- --------- ---------
    Total stock-based compensation
     expense                         $   7,747 $   7,162 $  21,281 $  13,257
                                     ========= ========= ========= =========

                              THERAVANCE, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (In thousands)

                                                   June 30,     December 31,
                                                     2014           2013
                                                 ------------   ------------
                                                  (unaudited)        (1)
                                                 ------------   ------------

Assets
  Cash, cash equivalents, short-term
   investments, and marketable securities        $    368,825   $    520,499
  Other current assets                                 19,520          8,500
  Inventories                                               -         10,406
  Property and equipment, net                               -         10,238
  Intangible assets, net                              194,880        124,257
  Other assets                                         22,385          7,355
                                                 ------------   ------------
    Total assets                                 $    605,610   $    681,255
                                                 ============   ============

Liabilities and stockholders' equity (deficit)
  Other current liabilities (2)                  $     19,751   $     44,404
  Payable to related-parties                           30,243         40,000
  Deferred revenue, non-current                         4,329          5,455
  Convertible subordinated notes                      287,500        287,500
  Non-recourse notes payable, due 2029                450,000              -
  Other long-term liabilities                           1,313          4,774
  Stockholders' equity (deficit)                     (187,526)       299,122
                                                 ------------   ------------
    Total liabilities and stockholders' equity
     (deficit)                                   $    605,610   $    681,255
                                                 ============   ============

(1) The condensed consolidated balance sheet amounts at December 31, 2013 are derived from audited financial statements

(2) Amounts include current portion of deferred revenue of $1.1 million and $9.3 million as of June 30, 2014 and December 31, 2013, respectively.

Contact Information:

Michael W. Aguiar
Senior Vice President and Chief Financial Officer
650-238-9640
investor.relations@thrxinc.com